EXHIBIT 99.1
YAHOO! REMAINS OPEN TO VALUE MAXIMIZING TRANSACTIONS
SUNNYVALE, Calif., May 18, 2008 — Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today issued the following statement in response to the announcement by Microsoft Corporation that it is continuing to review potential transactions with Yahoo!:
“Yahoo! has confirmed with Microsoft that it is not interested in pursuing an acquisition of all of Yahoo! at this time. Yahoo! and its Board of Directors continue to consider a number of value maximizing strategic alternatives for Yahoo!, and we remain open to pursuing any transaction which is in the best interest of our stockholders. Yahoo!’s Board of Directors will evaluate each of our alternatives, including any Microsoft proposal, consistent with its fiduciary duties, with a focus on maximizing stockholder value.”
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com.
Important Additional Information
Yahoo! will be filing a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies for its 2008 annual meeting of stockholders. Stockholders are strongly advised to read Yahoo!’s 2008 proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain copies of Yahoo!’s 2008 proxy statement and other documents filed by Yahoo! with the SEC in connection with its 2008 annual meeting of stockholders at the SEC’s website at www.sec.gov or at the Investor Relations section of Yahoo!’s website at yhoo.client.shareholder.com. Yahoo!, its directors and its executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with Yahoo!’s 2008 annual meeting of stockholders. Information concerning Yahoo!’s directors and officers is available in its Form 10-K/A for the fiscal year ended December 31, 2007, filed with the SEC on April 29, 2008.
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Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Media Contacts:
Brad Williams
Yahoo! Inc.
(408) 349-7069
bhw@yahoo-inc.com

Adam Miller / Winnie Lerner
The Abernathy MacGregor Group for Yahoo! Inc.
(212) 371-5999
alm@abmac.com / wal@abmac.com
Investor Contact:
Marta Nichols
Yahoo! Inc.
(408) 349-3527
mnichols@yahoo-inc.com

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